Exhibit 10.15

CACI STOCK GRANT AGREEMENT

This STOCK GRANT AGREEMENT (the Agreement), by and between CACI International Inc, a corporation organized under the laws of the State of Delaware (“CACI” or “Company”) and [Name], (“Director”).

WHEREAS, the purpose of the Director Stock Purchase Plan (the “Plan”) is to provide members of the CACI International Inc Board of Directors (the Board) with an opportunity to acquire an equity interest in CACI; and

WHEREAS, stock awarded under the Plan is intended to advance the interests of CACI and its subsidiary and affiliated companies by: (i) aligning the interests of members of the Board with those of CACI’s stockholders; (ii) providing a means through which CACI may continue to attract well-qualified persons to its Board; and (iii) providing a means through which CACI may effectively compete with other organizations in obtaining and retaining the services of distinguished members for its Board; and

WHEREAS, Director completed a Subscription Agreement, under which Director elected to receive shares of common stock of CACI (“Stock”) for some or all of Director’s annual retainer fees; and

WHEREAS, in furtherance of the purpose of the Plan, and pursuant to Director’s election in accordance with the terms of the Plan, CACI wishes to grant Stock to Director.

NOW, THEREFORE, CACI and Director hereby agree as follows:

I.	Stock Award

Pursuant to and subject to the terms of the Plan, CACI hereby grants Stock to Director as follows:

Date of Grant	Shares of Stock Granted	Share Price on Date of Grant

[Grant Date]	XX	$	XXXX

II.	Effective Date

The effective date of the grant is [Grant Date].

III.	Vesting

The Stock granted pursuant to this Agreement is fully vested.

IV.	Rule 16b-3 Securities Law Compliance

To the extent applicable, as determined by the Committee, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the U. S. Securities and Exchange Act of 1934 (the “Act”). Any ambiguities or inconsistencies in the construction of a stock award or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion. To the extent that Director would be subject to liability under section 16(b) of the Act if Director sold the Stock on the date the Stock is issued to Director, and Director makes an election in a timely manner under Section 83(b) of the Internal Revenue Code to immediately recognize income for tax purposes, Director shall notify the Committee within thirty (30) days of making such election. Director acknowledges that if Director elects to make a Section 83(b) election, Director shall be responsible for satisfying applicable IRS filing requirements with respect to such election.

V.	Conformity with Plan

This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Awards related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. Director acknowledges by signing this Agreement that Director has received and reviewed a copy of the Plan.

VI.	Compliance With Section 409A

The terms of this Agreement are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code and if any provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of the interpretation or construction which is consistent with the Agreement being exempt from the provisions of Section 409A. The Company makes no representations as to the tax consequences of the award of stock to Director (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable). Director understands and agrees that Director is solely responsible for any and all income or other taxes imposed on Director with respect to the award.

VII.	Continuing Effect

Director’s election to receive stock for some or all of Director’s annual retainer fees is irrevocable and will remain in effect for all future calendar years unless Director files a new Subscription Agreement, which is received by the Company prior to the first day of the calendar year for which it is to be effective.

VIII.	Amendment

This Agreement embodies the entire Agreement between CACI and Director regarding the subject matter of the Agreement and supersedes any and all previous agreements and/or understandings between CACI and Director concerning such subject matter. This Agreement may be amended only in a written instrument signed by both parties.

IX.	Headings

Article headings are strictly for the purpose of convenience and general reference only and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

X.	Applicable Law

The substantive laws of the State of Delaware, United States of America, shall govern the validity, interpretation, and enforcement of this Agreement without regard to its principles regarding conflicts of laws.

XI.	Severability

In the event that any provision of the Plan or this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan or Agreement, and the Plan or Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

XII.	Notices

Any notice required or permitted to be given under this Agreement must be given by registered or certified mail, addressed as follows, unless notice of a change of address has subsequently been given in writing.

To CACI:	To Director (for Director’s Completion):

CACI International Inc
Attn: Equity Plan Manager	[Name]
2nd Floor
1100 N. Glebe Road
Arlington, VA 22201

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date(s) written below.

CACI:		DIRECTOR:

By:
	[Name]	[Name]

Date:		Date:

SSN: